EXHIBIT 21.00

SUBSIDIARIES OF THE COMPANY AND
OWNERSHIP OF SUBSIDIARY STOCK

	STATE/COUNTRY OF	% OF SHARES OWNED
NAME OF SUBSIDIARY	INCORPORATION	BY THE CORPORATION*

Wabash National Trailer Centers, Inc	Delaware	100%

WNC Cloud Merger Sub, Inc	Arkansas	100%

Wabash National L.P.	Delaware	100%

Wabash National Lease Receivables, L.P.	Delaware	100%

Wabash National Services L.P.	Delaware	100%

Continental Transit Corporation	Indiana	100%

FTSI Canada, Ltd.	Canada	100%

Transcraft Corporation	Delaware	100%

*	Includes both direct and indirect ownership by the parent, Wabash National Corporation

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